EXHIBIT 5.1

Sierchio  Greco & Greco, LLP

720 Fifth Avenue

New York, New York 10019

Telephone: (212) 246-3030

Facsimile: (212) 246-2225

August 30, 2005

Octillion Corp.

Suite 123 – 1628 West 1st Avenue

Vancouver, BC, V6J 1G1

Re:  Form SB-2 Registration Statement

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Octillion Corp, a Nevada corporation (the “Company”) of a Registration Statement on Form SB-2 (the “Registration Statement”) as filed with the Securities and Exchange Commission (the “Commission”), on August 30, 2005 pursuant to the Securities Act of 1933, as amended (the “Act”) regarding the registration of:

(a)

1,000,000 units (the “Units”), each Unit consisting of one share of common stock (the “Unit Shares”), one Class A Non-redeemable Warrant to purchase a share of common stock at $.50 per share for a period of 24 months from the date of issuance, and one Class B Non-redeemable Warrant to purchase a share of common stock at $.55 per share for a period of 36 months from the date of issuance;

(b)

1,000,000 shares to be issued upon exercise of the Class A Non-redeemable Warrants; and

(c)

1,000,000 shares to be issued upon exercise of the Class B Non-redeemable Warrants

All capitalized terms herein that are not otherwise defined shall have the meaning ascribed thereto in the Registration Statement. In connection with this opinion, we have examined and relied upon the Company’s Articles of Incorporation, as amended, the Company’s Bylaws, and Registration Statement and related prospectus originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below. The shares to be issued upon exercise of the Class A Non-redeemable Warrants and the Class B Non-redeemable Warrants are herein referred to as the “Warrant Shares.”

In arriving at the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and in reliance thereon subject to the further assumptions and qualifications set forth below, we are of the opinion that (i) the Unit Shares, when issued and paid for in accordance with the terms set forth in the prospectus constituting a part of the Registration Statement, will be validly issued, fully paid and non-assessable; and (ii) the Warrant Shares when issued, paid for and upon exercise of the Warrants in accordance with terms of the Warrants will be validly issued, fully paid, and non-assessable.

The foregoing opinion is limited to the laws of the State of Nevada.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this exhibit.

Very truly yours,

Sierchio Greco & Greco, LLP.

/s/ Sierchio Greco & Greco, LLP